IQSTEL Inc. | NASDAQ: IQST

Letter to Shareholders

June 25, 2026

Dear Fellow Shareholders,

Today marks another defining milestone in IQSTEL’s journey toward becoming a leading global technology and telecommunications company. We are announcing the signing of a Binding Memorandum of Understanding to acquire a 51% controlling interest in ULTRANET Telecom Group — the largest transaction in IQSTEL’s history.

Before describing the transaction in detail, we believe it is important to place this announcement in the context of the company’s track record — because the story of ULTRANET cannot be fully appreciated without understanding what IQSTEL has already built.

A Proven Track Record of Execution

Over the past six years, IQSTEL has grown from a sub-$50 million revenue company into a NASDAQ-listed telecommunications platform approaching $500 million in annualized revenue. This growth has been both consistent and accelerating — driven by a disciplined combination of strategic acquisitions and powerful organic expansion.

Fiscal Year	Net Revenue	YoY Growth	Key Milestone
2018	$13.8M	—	Company founding year; voice & SMS services to telecom operators
2019	$18.0M	+31%	Early growth phase; international telecom operator network expansion
2020	$44.9M	+149%	Foundation year; multi-country telecom platform established
2021	$64.7M	+44%	First major acquisition wave; 44% growth; 59% gross profit increase
2022	$93.2M	+44%	Continued M&A; second consecutive year of ~44% growth
2023	$144.5M	+55%	55% organic growth — zero acquisitions; positive operating income
2024	$283.2M	+96%	Record Q4 of $98.8M; nearly doubled revenue; $79M asset base
2025	$317M	+20%	NASDAQ uplisting (May 14); GlobeTopper fintech acquisition; first-ever dividend
2026E	$430M*	—	Organic forecast: $430M; ULTRANET acquisition (planned Q3 close) adds ~$130M → $560M run rate year-end, on track toward $1B revenue goal
2027T	$1B	—	Management target: $1 Billion revenue company

* 2025 reflects the annualized run rate achieved as of year-end, 5 months ahead of plan. 2026E organic forecast of $430M; with the planned Q3 closing of the ULTRANET acquisition (~$130M in added annual revenue), IQSTEL is projected to exit 2026 at a $560M revenue run rate, advancing toward the management target of $1 Billion. Target figures are forward-looking estimates.

Key highlights from this growth journey include:

•       44% revenue growth in both 2021 and 2022, driven by a disciplined M&A integration strategy across multiple international telecom operators.

•       55% organic revenue growth in 2023 — with zero acquisitions — demonstrating the power of the IQSTEL commercial platform to drive cross-selling and revenue expansion across its installed base.

•       96% revenue growth in 2024 (from $144.5M to $283.2M), including a record Q4 of $98.8M, nearly doubling the Company’s revenue in a single year.

•       NASDAQ uplisting on May 14, 2025 via direct listing, achieved with no capital raise and no shareholder dilution.

•       First-ever shareholder dividend announced in December 2025, a testament to the Company’s commitment to increasing shareholder value.

•       $400 million annualized revenue run rate achieved by year-end 2025, five months ahead of internal plan.

IQSTEL has now completed 12 acquisitions since 2018 and has a demonstrated track record of integrating acquired businesses, extracting synergies, and accelerating organic growth post-acquisition. Each acquisition has strengthened the balance sheet through the addition of assets and an increase in shareholders’ equity.

The ULTRANET transaction is the next chapter in this story.

The ULTRANET Transaction: Financial Impact at a Glance

ULTRANET Telecom Group is a profitable, audited telecommunications operator with significant scale across Africa. Based on ULTRANET’s FY 2025 audited financial statements, this transaction is expected to deliver the following contributions to IQSTEL on a consolidated basis:

$130 Million Added Annual Revenue	$13 Million Added Shareholders’ Equity
$4.5 Million Added Annual Net Income	~4x Increase Net Income Growth (vs. prior)
$21 Million Added Total Assets	6 African Markets Additional Countries

The financial significance of these contributions cannot be overstated:

•       $130 million in revenue — added in a single transaction — represents approximately 30% of IQSTEL’s current revenue base and pushes the Company above a $500 million annualized revenue run rate.

•       The $4.5 million in net income contribution is expected to increase IQSTEL’s net income from operations by approximately four times, representing the single largest profitability leap in the Company’s history.

•       The $13 million in additional shareholders’ equity further strengthens IQSTEL’s balance sheet and supports the Company’s long-term objective of building per-share intrinsic value.

•       ULTRANET’s contribution positions IQSTEL approximately halfway toward its mid-term objective of achieving a $15 million EBITDA run rate — with a combined estimated Adjusted EBITDA of approximately $9 million from operating subsidiaries.

Strategic Value: Beyond the Balance Sheet

While the financial contribution alone makes this a compelling transaction, the strategic value may be even greater.

Geographic Expansion into Africa’s High-Growth Markets

ULTRANET brings operational infrastructure and established commercial relationships across six African countries, expanding IQSTEL’s presence to approximately 30 countries worldwide. Africa is among the fastest-growing telecommunications markets on earth — and remains significantly underserved with respect to the higher-margin digital services that IQSTEL is building.

Accelerating Digital Services Distribution

IQSTEL’s existing commercial platform already reaches over 600 of the world’s largest telecom operators, creating access to approximately 2.3 billion end users globally. ULTRANET’s African presence and customer relationships provide a ready-made regional channel through which IQSTEL can immediately begin distributing its high-margin Digital Services portfolio, including:

•       Fintech payment and mobile money solutions

•       Cybersecurity services for enterprises and operators

•       Proprietary Artificial Intelligence applications

•       Digital Health and Digital Content offerings

If IQSTEL is able to reach just 1% of the 2.3 billion end users accessible through its operator network, that represents a potential addressable market of approximately 23 million Digital Services users — at margins that significantly exceed traditional telecommunications connectivity.

Cross-Selling and Revenue Synergies

ULTRANET’s regional telecom relationships, combined with IQSTEL’s global operator network, create meaningful cross-selling opportunities in both directions. IQSTEL can introduce ULTRANET’s products to its existing global customer base while simultaneously deploying IQSTEL’s full service portfolio into ULTRANET’s markets. Management believes these synergies will generate revenue growth far in excess of what either company could achieve independently.

Expansion into the Middle East and Asia

IQSTEL intends to leverage the combined platform to extend ULTRANET’s reach beyond Africa into the Middle East and Asia — two of the highest-growth telecommunications regions in the world — creating a scalable international growth engine for the years ahead.

Managing the Transaction: Prudent Capital Allocation

IQSTEL is committed to executing the ULTRANET transaction in a manner that preserves shareholder value and minimizes equity dilution. Management is actively engaged in discussions with several commercial banks, institutional lenders, and financing organizations to structure long-term debt financing for the Company’s transaction-related payment obligations.

•       Approximately $7 million in transaction payments are scheduled during the first year, structured across several installments.

•       The Company is evaluating multiple long-term debt proposals designed to fund these obligations without equity issuance, preserving shareholder dilution discipline and maintaining liquidity for continued growth.

•       With annual revenue approaching $400 million — generating well in excess of $1 million in revenue per business day — IQSTEL’s scale provides access to banking and institutional financing instruments unavailable to smaller-revenue companies.

•       The 1,000,000-share repurchase program authorized by the Board reflects management’s belief that the current market price of IQST shares does not reflect the Company’s intrinsic business value — and represents a tangible commitment to closing that gap.

Management believes the strengthened financial profile of the combined organization — including increased revenue, profitability, assets, and shareholders’ equity — positions IQSTEL favorably to obtain attractive financing terms.

Independent Validation

Following the ULTRANET announcement, Litchfield Hills Research published an updated research report reaffirming its $18.00 per share price target for IQSTEL. Management believes this independent analysis reflects recognition of the significant disconnect between IQSTEL’s current market valuation and the intrinsic value of the business we are building.

The full research report is available at: https://landingpage.iqstel.com/wp-content/uploads/2026/06/LHR-IQST-06092026.pdf

(Analyst opinions are their own and do not represent a statement by the Company.)

The Path to $1 Billion

IQSTEL’s vision of becoming a $1 billion revenue company by 2027 is no longer aspirational — it is a near-term operational objective backed by an established track record and a clear execution roadmap.

Upon closing of the planned Q3 ULTRANET acquisition:

•       IQSTEL’s annualized revenue run rate exceeds $500 million.

•       The Company’s combined Adjusted EBITDA from operations is expected to reach approximately $9 million.

•       IQSTEL will operate in approximately 30 countries across Africa, Latin America, Europe, and beyond.

•       The Company’s digital services portfolio — Fintech, Cybersecurity, AI, Digital Health, Digital Content — is accelerating into higher-margin revenue streams.

For context: many publicly traded telecommunications and technology companies operating at comparable scale are valued at approximately 10x to 20x EBITDA. A company generating $9 million in Adjusted EBITDA at a 10x multiple would imply a market capitalization meaningfully higher than where IQST trades today. Management believes that as the market gains greater awareness of IQSTEL’s financial performance, growth trajectory, and profitability expansion, the valuation disconnect will narrow materially.

The Binding MOU with ULTRANET represents the most significant single step IQSTEL has taken toward realizing that potential.

Additional Information

Shareholders are encouraged to review the Company’s Form 8-K filings related to the ULTRANET transaction, which provide additional detail on transaction structure, financial considerations, contingent consideration terms, and strategic rationale:

•       8-K Cover Filing: https://landingpage.iqstel.com/wp-content/uploads/2026/06/8K-Ultranet-Cover.pdf

•       MOU Agreement: https://landingpage.iqstel.com/wp-content/uploads/2026/06/8k_Ultranet_Agreement_IQSTEL.pdf

•       ULTRANET Financials: https://landingpage.iqstel.com/wp-content/uploads/2026/06/8K_Ultranet_Financials_IQSTEL.pdf

We are deeply grateful for the confidence and support of our shareholders throughout this journey. IQSTEL has grown from a small telecom operator into a NASDAQ-listed global technology platform — and the best is still ahead.

The Binding MOU with ULTRANET is not just the largest transaction in IQSTEL’s history. It is the clearest signal yet that we are executing our strategy and building something remarkable.

Sincerely,

Leandro Jose Iglesias

President & CEO, IQSTEL Inc. (NASDAQ: IQST)

About IQSTEL Inc.

IQSTEL Inc. (NASDAQ: IQST) is a global telecom and technology company operating in 21 countries with over 600 Telecommunication Carrier Interconnections. The company delivers international voice, SMS, messaging, connectivity, and mobile financial services to telecom operators and enterprise customers worldwide. Built through a decade of organic growth and strategic acquisitions, IQSTEL is now expanding into AI-powered communications and cybersecurity through its RealityBorder.com AI Division and Cycurion partnership.

For more information, please visit www.IQSTEL.com.

Official Investors Landing Page: www.landingpage.iqstel.com

Safe Harbor Statement:

Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. Words such as "anticipate," "believe," "estimate," "expect," "intend", "could" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully market our products and services; our continued ability to pay operating costs and ability to meet demand for our products and services; the amount and nature of competition from other telecom products and services; the effects of changes in the cybersecurity and telecom markets; our ability to successfully develop new products and services; our ability to complete complementary acquisitions and dispositions that benefit our company; our success establishing and maintaining collaborative, strategic alliance agreements with our industry partners; our ability to comply with applicable regulations; our ability to secure capital when needed; and the other risks and uncertainties described in our prior filings with the Securities and Exchange Commission.

These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and IQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

Media and Investor Relations:

Ethan Walfish

Head of Investor Relations

IQSTEL Inc.

300 Aragon Avenue, Suite 375

Coral Gates, FL 33134

Email: ir@iqstel.com